CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

AGREEMENT AND PLAN OF MERGER

by and among

CleanSpark, Inc.,

Solar Watt Solutions, Inc.,

CLSK SWS Merger Sub, Inc.,

David Watt,

Stephen Frost,

Andrew Watt,

and Charles Hunter

February 23, 2021

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3.19 Investment Company	27
3.20 Foreign Corrupt Practices; Improper Payments	28
3.21 Application of Takeover Provisions	28
3.22 Information	28
3.23 Solvency	28
3.24 Other Regulatory Matters	28
3.25 Absence of Certain Changes, Events and Conditions	29
3.26 No Other Information	30
3.27 Material Contracts	30
3.28 Access to Information; Disclaimer	33
3.29 Full Disclosure	33
3.30 Seller Representations	33
Article 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	34
4.1 Organization and Qualification	34
4.2 Authority Relative to this Agreement; Non-Contravention	34
4.3 No Conflicts	34
4.4 Capitalization	35
4.5 Litigation	35
4.6 Due Diligence Investigation.	35
Article 5. CONDUCT OF BUSINESS PENDING THE MERGER	36
5.1 Conduct of Business by Parent and Merger Sub	36
5.2 Conduct of Business by SWS	37
Article 6. ADDITIONAL COVENANTS AND AGREEMENTS	37
6.1 Commercially Reasonable Efforts; Governmental Filings	37
6.2 Expenses	38
6.3 Access to Information; Confidentiality	38
6.4 Press Releases	39
6.5 Securities Reports	39
6.6 SWS Financial Statements	39
6.7 No Solicitation.	40
6.8 Failure to Fulfill Conditions	40
6.9 SEC Filings	40
6.10 Indemnification	41
6.11 Obligations of Merger Sub and the Surviving Entity	44
Article 7. CONDITIONS	44
7.1 Conditions to Obligations of Each Party	44
7.2 Additional Conditions to Obligations of Parent and Merger Sub	44
7.3 Additional Conditions to Obligations of SWS	45

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7.4 Frustration of Closing Conditions	46
Article 8. TERMINATION	46
8.1 Termination	46
8.2 Expenses following Termination	46
Article 9. GENERAL PROVISIONS	47
9.1 Notices	47
9.2 Interpretation	47
9.3 Severability	48
9.4 Right to Counsel	48
9.5 Amendment	48
9.6 Waiver	48
9.7 Entire Agreement; Binding Effect	48
9.8 Counterparts; Facsimile Signatures	48
9.9 Third Party Beneficiaries	48
9.10 Governing Law	48
9.11 Enforcement; Jurisdiction; Service of Process	48
9.12 WAIVER OF JURY TRIAL	49

Exhibits

Exhibit A Form of Articles of Merger

Exhibit B SWS Shareholders

Exhibit C Form of Non-Competition Agreement

Exhibit D Escrow Agreement

Exhibit E Estimated Closing Statement

Exhibit F-1 Employee Stock Retention Recipients and Amounts

Schedules

Schedule A Holdback Milestones

Schedule B SWS Disclosure Schedules

Schedule C Parent Disclosure Schedules

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of February 23, 2021, by and among Solar Watt Solutions, Inc., a California corporation (“SWS”), CleanSpark, Inc., a Nevada corporation (“Parent”), CLSK SWS Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), David Watt, Stephen Frost, Andrew Watt and Charles Hunter(each, a “Seller and collectively, the “Sellers”).

W I T N E S S E T H

WHEREAS, the Board of Directors, respectively, of each of SWS, Parent, and Merger Sub have determined that it is in the best interests of such entities and their respective stockholders, respectively, to consummate the merger of Merger Sub with and into SWS with SWS as the surviving entity and a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and the Sellers have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, pursuant to the Merger, among other things, all of the outstanding capital stock of SWS (as hereinafter defined) shall be converted into Parent Common Stock (as hereinafter defined) upon the Effective Time (as hereinafter defined);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

Article 1.
DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

1.1              Certain Definitions.

“Accounting Firm” means an independent accounting firm mutually agreed to by the Parties.

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” has the meaning set forth in Section 3.1.

“Articles of Merger” means the articles of merger to be filed in the State of California in substantially the form of Exhibit A.

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“Average Price” means the average closing price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the date of this Agreement.

“Board of Directors” means the board of directors of the entity specified.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by Law or executive order to be closed.

“California General Corporation Law” means the California Corporations Code, §§100 - 2319, et. seq., as amended from time to time.

“Cash” means cash and cash equivalents (including accounts receivable) as determined in accordance with GAAP consistently applied.

“Cash Merger Consideration” has the meaning set forth in Section 2.2(b).

“CleanSpark Subsidiary” means any significant Subsidiary of the Parent.

“Closing” has the meaning set forth in Section 2.3(c).

“Closing Cash” means SWS’s Cash, as of 12:01 a.m. Eastern time on the Closing Date, as determined in accordance with GAAP consistently applied.

“Closing Date” has the meaning set forth in Section 2.3(c).

“Closing Date Statement” has the meaning set forth in Section 2.2(b)(ii).

“Closing Indebtedness” means SWS’s Indebtedness, as of 12:01 a.m. Eastern time on the Closing Date, as determined in accordance with GAAP consistently applied.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Effective Date” has the meaning set forth in Section 2.3(c).

“Effective Time” has the meaning set forth in Section 2.3(c).

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“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest or other similar encumbrance.

“End Date” means May 31, 2021.

“Environmental Law or Laws” shall mean any and all laws, statutes, regulations, ordinances or rules of the United States, any state of the United States, any foreign country and any political subdivision thereof, or any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity which is (or at any relevant time was), with Parent and/or Merger Sub, a member of a “controlled group of corporations,” under “common control” with, or a member of an “affiliated service group,” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means [Insert Name of Escrow Agent].

“Escrow Agreement” has the meaning set forth in Section 2.2(a).

“Estimated Closing Cash” has the meaning set forth in Section 2.2(b)(i).

“Estimated Closing Date Statement” has the meaning set forth in Section 2.2(b)(i).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.2(b)(i).

“Estimated SWS Transaction Expenses” has the meaning set forth in Section 2.2(b)(i).

“Evaluation Material” has the meaning set forth in Section 7.3(a).

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“Expected Amount” shall mean $[400,000][1].

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority or self-regulatory organization.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (including trade payables or accruals incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnified Party” has the meaning set forth in Section 6.10(a).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

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“Investigated Party” has the meaning set forth in Section 6.3(a).

“Investigating Party” has the meaning set forth in Section 6.3(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an entity, that such entity shall be deemed to have knowledge of a particular fact or other matter if the officers or directors of such Person had actual or constructive knowledge, after due inquiry, of such fact or other matter.

“Laws” has the meaning set forth in Section 3.13(a).

“Lease” shall mean all leases, subleases and other agreements under which an entity or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Legal Proceeding” has the meaning set forth in Section 3.6.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, asserted or unasserted, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Loss(es)” means any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever).

“Material Adverse Effect” with respect to an entity, means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of such entity and its Subsidiaries, taken as a whole, or (ii) the ability of such entity to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, or financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) general conditions in the industry in which such entity and its Subsidiaries operate; (e) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (f) changes after the date of this Agreement in Laws of general applicability to companies in the industry in which such entity and its Subsidiaries operate; (g) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of such entity’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder; or (h) actions or omissions taken with the prior written consent of the other party hereto or expressly required by this Agreement; provided further, however, that any event, change and effect referred to in clauses (a), (c), (d), (e) or (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on such entity and its Subsidiaries, taken as a whole, compared to other participants in the industries in which such entity and its Subsidiaries conduct their businesses.

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“Merger” has the meaning ascribed thereto in the recitals of this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.2.

“Merger 8-K” has the meaning set forth in Section 6.9(a).

“Merger Sub” has the meaning set forth in preamble.

“Merger Sub Shares” means the shares of common stock of Merger Sub.

“Merger Sub Organization Documents” has the meaning set forth in Section 4.1.

“Parent” has the meaning set forth in the preamble.

“Parent Affiliates” has the meaning set forth in Section 3.6(b).

“Parent Capital Stock” means the Parent Common Stock and preferred stock, representing all authorized capital stock of Parent prior to the Merger.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedules delivered by Parent and Merger Sub in connection with the execution of this Agreement attached hereto as Schedule C.

“Parent Employee” has the meaning set forth in Section 4.15(a).

“Parent Employee Plans” has the meaning set forth in Section 4.15(a).

“Parent ERISA Affiliate” means any entity which is (or at any relevant time was), with Parent and/or Merger Sub, a member of a “controlled group corporations,” under “common control” with, or a member of an “affiliated serve group” within the meaning of Section 414(b), (c), (m) or (o) of the code.

“Parent Financial Statements” has the meaning set forth in Section 4.6(b).

“Parent IP” has the meaning set forth in Section 4.16(b).

“Parent IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which Parent is a party or under which Parent is a licensor or licensee.

“Parent Latest Balance Sheet” has the meaning set forth in Section 4.17.

“Parent Material Contract” has the meaning set forth in Section 4.19.

“Parent Organization Documents” has the meaning set forth in Section 4.1.

“Parent-Owned IP” means all Intellectual Property owned or purported to be owned by Parent.

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“Parent Previous Filings” has the meaning set forth in Section 4.6(a).

“Parent Professional Fees” means the actual and documented fees, costs and expenses of Parent’s attorneys, accountants and other service providers incurred by Parent on or prior to the Closing Date in connection with the preparation and negotiation of the Transaction Documents, the organization of Merger Sub, the filings with the SEC related hereto and thereto and the closing of the transactions contemplated hereby or thereby, provided that all such fees, costs and expenses are itemized on a schedule delivered by Parent to SWS.

“Parent Representative” shall be Zach Bradford.

“Parent Returns” has the meaning set forth in Section 4.10(a).

“Parent SEC Filings” has the meaning set forth in Section 3.29.

“Parent Specific Liabilities” means any liability or obligation of Parent with respect to or relating to the indemnification by Parent of its directors or officers in their capacities as such, Parent Capital Stock or other securities of Parent, any filings of Parent with the SEC, any public disclosures of Parent, Parent’s status as a registered issuer under the Exchange Act and any Contract to which Parent is a party with respect to any of the foregoing, including with its stock transfer agent, audit engagement and directors and officers liability insurance provider to the extent each such Contract is referenced in the Parent Disclosure Schedule.

“Permits” has the meaning set forth in Section 3.13(c).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Authority or other entity.

“Pre-Closing Adjustment” has the meaning set forth in Section 2.2(b)(i).

“Representatives” has the meaning set forth in Section 6.3(a).

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"Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder, in each case as amended from time to time.

“Schedule” means either SWS Disclosure Schedule or the Parent Disclosure Schedule.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 6.9(a).

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Sellers” has the meaning set forth in the preamble.

“Sellers Debt” shall mean $500,000 in pre-Closing Seller-specific debt payable out of the Cash Merger Consideration at Closing.

“Solvent” with respect to any Person means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person exceeds, as of such date, the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; and (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Stock Merger Consideration” has the meaning set forth in Section 2.2(a).

“Subject Transactions” means the Merger and the other transactions contemplated by the Transaction Documents.

“Subsidiary” with respect to any Person, means (i) each corporation in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation and (ii) any other Person in which such Person owns at least a majority voting interest, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

“Surviving Entity” has the meaning set forth in Section 2.1.

“SWS” has the meaning set forth in the preamble.

“SWS Charter Documents” has the meaning set forth in Section 4.1.

“SWS Disclosure Schedule” means the disclosure schedules delivered by SWS to Parent and Merger Sub prior to and in connection with the execution of this Agreement attached hereto as Schedule B.

“SWS Employee” has the meaning set forth in Section 4.17(a).

“SWS Employee Plans” has the meaning set forth in Section 4.17(a).

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“SWS ERISA Affiliate” means any entity which is (or at any relevant time was), with SWS, a member of a “controlled group of corporations,” under “common control” with, or a member of an “affiliated service group,” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“SWS Financial Statements” has the meaning set forth in Section 4.10.

“SWS Insider” has the meaning set forth in Section 4.9.

“SWS Interim Financial Statements” has the meaning set forth in Section 7.6.

“SWS IP” has the meaning set forth in Section 4.18(b).

“SWS IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which SWS or any of its Subsidiaries is a party or under which SWS or any of its Subsidiaries is a licensor or licensee.

“SWS Latest Balance Sheet” has the meaning set forth in Section 4.12.

“SWS Material Contracts” has the meaning set forth in Section 3.27.

“SWS Share(s)” means the shares of capital stock of SWS that are owned by the Sellers as set forth on Exhibit B.

“SWS-Owned IP” means all Intellectual Property owned or purported to be owned by SWS.

“SWS Professional Fees” means the documented fees, costs and expenses of SWS’s or SWS’s Affiliates’ attorneys, accountants and other service providers incurred by SWS or its Affiliates on or prior to the Closing Date in connection with the preparation and negotiation of the Transaction Documents, the filings with the SEC related hereto and thereto, and the closing of the transactions contemplated hereby or thereby.

“SWS Returns” has the meaning set forth in Section 3.8(a)(i).

“SWS Transaction Expenses” means, collectively, (i) all of the fees and expenses incurred or reimbursed by SWS or its Affiliates to third parties in connection with the negotiation, documentation and consummation of the Transactions, including all SWS Professional Fees, (ii) all payments required to be made to third parties to obtain third party consents in connection with the consummation of the Subject Transactions, and (iii) all stay, change of control, severance, bonus, equity appreciation, phantom equity or similar payments due by SWS or its Affiliates to any Person, and any other accelerations or increases in rights or benefits of their employees (whether payable or occurring prior to, on or after the Closing Date), under any plan, agreement or arrangement, which obligation, in each case, arises on or before the Closing Date or in whole or in part as a result of the execution of this Agreement or the consummation of the Subject Transactions, including all Taxes that are payable by SWS in connection with or as a result of the payment of such obligations.

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“Tax” or “Taxes” (and, with correlative meaning, “Taxable” and “Taxing”) means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing and any liability for the foregoing under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract, or otherwise, imposed by and taxing authority.

“Transaction Documents” means this Agreement, the Articles of Merger, the Escrow Agreement, the Non-Competition Agreements, and all Contracts, certificates and instruments relating to the foregoing to be executed by any of the parties in connection or pursuant to the foregoing.

Article 2.
THE MERGER

2.1              The Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Effective Time, (a) Merger Sub will merge with and into SWS, and (b) SWS will survive the Merger, continuing its existence as a wholly-owned subsidiary of Parent. The term “Surviving Entity” as used in this Agreement shall mean SWS. The Merger will be effected pursuant to the Articles of Merger in the form of Exhibit A in accordance with the provisions of, and with the effect provided in, the California General Corporation Law.

2.2              Merger Consideration. In consideration of effectuating the Merger, the Sellers shall be entitled to receive total consideration of up to Twenty Million Dollars ($20,000,000.00), consisting of (i) the Stock Merger Consideration, (ii) the Cash Merger Consideration and (iii) the Employee Stock Retention Grants (collectively, the “Merger Consideration”) allocated as follows:

a)                  Issuance of Parent Common Stock. On the Effective Date, Parent shall issue a number of shares of Parent Common Stock, equal to Fifteen Million Six Hundred and Forty Thousand Dollars ($15,640,000.00) worth of Parent Common Stock, calculated based on the Average Price (the “Stock Merger Consideration”), to the Sellers in accordance with SWS’s Capitalization Table, as attached in Schedule 3.4(a) of the SWS Disclosure Schedule of which:

(i)                 Five Million Four Hundred and Ninety Thousand Dollars ($5,490,000.00) worth of Parent Common Stock, calculated based on the Average Price, shall be issued at closing and

(ii)               Ten Million One Hundred Fifty Thousand Dollars ($10,150,000.00) of Parent Common Stock, calculated based on the Average Price, shall be issued at closing and subject to and in accordance with certain milestones, pursuant to the Escrow Agreement substantially the form attached hereto as Exhibit D by and among SWS, the Sellers, the Escrow Agent and Parent (the “Escrow Agreement”). The parties acknowledge and agree that such shares of Parent Common Stock will be held by the Escrow Agent for further disbursement by the Escrow Agent to the Sellers in accordance with the terms set forth in the Escrow Agreement, including in accordance with the future performance milestones (the “Holdback Milestones”) set forth in Schedule A hereto. No fraction of a share of Parent Capital Stock will be issued to Escrow Agent for further distribution to the Sellers pursuant to this Section 2.2(a), but in lieu thereof each Seller who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive one full share of Parent Common Stock (i.e., rounded up to the nearest whole share).

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b)                  Cash Merger Consideration. Parent shall remit up to Three Million Eight Hundred and Fifty Thousand Dollars ($3,850,000.00) in cash to the Sellers, minus the Sellers Debt, minus the difference between the Actual Amount and Expected Amount (the “Cash Merger Consideration”), consisting of:

(i)                 One Million Three Hundred and Fifty Thousand Dollars ($1,350,000.00) in cash payable pro rata to Sellers at Closing, minus the Sellers Debt, of which: (a) Two Hundred Thousand Dollars ($200,000.00) will be held back by Parent for a period of nine (9) months from the Closing Date, subject to satisfaction of any amounts owing from SWS to the Parent resulting from damages required to be indemnified by SWS under Section 6 of this Agreement or for payment of the adjustment set forth in Section 2.2(c) below; and (b) One Hundred Thousand Dollars ($100,000.00) will be held back by Parent for a period of ninety (90) days from the Closing Date, for payment of the adjustment set forth in Section 2.2(c) below as needed; and,

(ii)               Up to Two Million Five Hundred Thousand Dollars ($2,500,000.00) in cash held back by Parent and payable pro rata to Sellers upon meeting the Holdback Milestones set forth in Schedule A hereto and subject to satisfaction of any amounts owing from SWS to the Parent resulting from damages required to be indemnified by SWS under Section 6 of this Agreement or for payment of the adjustment set forth in Section 2.2(c) below.

c)                  Post-Closing Adjustment.

(i)                 Estimated Closing Statement. Prior to the execution of this Agreement, SWS will have delivered to Parent a statement (the “Estimated Closing Date Statement”), reasonably acceptable to Parent, setting forth a good faith calculation, together with reasonably detailed supporting documentation, of the Closing Cash (the “Estimated Closing Cash”), Closing Indebtedness (the “Estimated Closing Indebtedness”), and the SWS Transaction Expenses (the “Estimated SWS Transaction Expenses”). The Estimated Closing Date Statement and the calculations thereunder were prepared and calculated in good faith, and the Estimated Closing Date Statement is attached hereto as Exhibit E.

(ii)               Closing Date Statement. Within ninety (90) days after the Closing Date, Parent shall deliver to the Sellers a statement (the “Closing Date Statement”) setting forth Parent’s calculation, together with reasonably detailed supporting documentation, of the actual amount of the Closing Cash immediately prior to the Closing (the “Actual Amount”). If the Actual Amount is less than the Expected Amount, the Parent shall have the right to offset the difference between the Expected Amount and the Actual Amount from the Cash Merger Consideration. Notwithstanding anything to the contrary set forth in this Agreement, Parent shall have the right to revise the Actual Amount in all respects based on fraud, negligence or willful misconduct discovered by Parent at any time.

(iii)             Disputes. If the Sellers object to Parent’s calculation of the Closing Cash, Closing Indebtedness and SWS Transaction Expenses as set forth in the Closing Date Statement, then, within thirty (30) days after the delivery to the Sellers of the Closing Date Statement (the “Objection Period”), the Sellers shall deliver to Parent a written notice (an “Objection Notice”) describing in reasonable detail the Sellers’ objections to Parent’s calculation of the amounts set forth in such Closing Date Statement and containing a statement setting forth the calculation of each amount set forth in such Closing Date Statement, in each case, determined by the Sellers to be correct. If the Sellers do not deliver an Objection Notice to Parent during the Objection Period, then Parent’s calculation of the amounts set forth in the Closing Date Statement shall be binding and conclusive on the parties hereto.

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If the Sellers deliver an Objection Notice, and if the Sellers and Parent are unable to agree upon the calculation of the amounts set forth in the Closing Date Statement within ten (10) Business Days after such Objection Notice is delivered to Parent, the dispute shall be finally settled by the Accounting Firm. Within ten (10) days after the Accounting Firm is appointed, Parent shall forward a copy of the Closing Date Statement to the Accounting Firm, and the Sellers shall forward a copy of the Objection Notice to the Accounting Firm, together with, in each case, all relevant supporting documentation. The Accounting Firm’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Closing Date Statement, and the Accounting Firm shall not make any other determination, including any determination as to whether any other items on the Closing Date Statement are correct. The Accounting Firm shall not assign a value to any item greater than the greatest value for such item claimed by the Sellers or Parent or less than the smallest value for such item claimed by the Sellers or Parent and shall be limited to the selection of either the Sellers’ or Parent’s position on a disputed item (or a position in between the positions of the Sellers or Parent) based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. In resolving such objections, the Accounting Firm shall apply the provisions of this Agreement concerning the determination of the amounts set forth in the Closing Date Statement. The Accounting Firm shall deliver to the Sellers and Parent a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by the Sellers and Parent) of the disputed items submitted to the Accounting Firm within thirty (30) days of receipt of such disputed items. The determination by the Accounting Firm of the disputed amounts shall be conclusive and binding on the parties hereto, absent manifest error or fraud or willful misconduct as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties. Both parties shall bear their own costs and fees and shall share the costs and fees of the Accounting Firm for its services as outlined in this section however, if Buyer is off by more than twenty percent (20%) Buyer shall pay all the costs and fees of the Accounting Firm.

2.3              Effects of Merger.

a)                  From and after the Effective Time and until further amended in accordance with applicable Laws, the articles of incorporation and bylaws of SWS as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Entity.

b)                  Parent, SWS, and Merger Sub, respectively, shall each use its reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the California General Corporation Law at the Effective Time. If at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either SWS or Merger Sub, the officers of the Parent are fully authorized in the name of Parent, SWS and Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.

c)                  Subject to the provisions of Article VII and Article VIII hereof, the closing of the transactions contemplated hereby (the “Closing”) shall take place by electronic communication at such time and place as SWS and Parent mutually agree, at the earliest practicable time after the satisfaction or waiver of the conditions in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions), but in no event later than five (5) Business Days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed upon by the parties hereto (the “Closing Date”). On the Closing Date, the parties hereto will cause the Articles of Merger to be filed with the California Secretary of State. The Merger shall be effective when the filing of the Articles of Merger is accepted by the California Secretary of State (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which the Effective Time occurs.

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2.4              Effect of Merger.

a)                  To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(i)                 Subject to the terms of the Escrow Agreement, each SWS Share issued and outstanding immediately prior to the Effective Time shall automatically be converted into and exchangeable for fully paid and nonassessable shares of Parent Common Stock, a portion of which shall be delivered to the Escrow Agent in accordance with Section 2.2(a).

(ii)               All SWS Shares held immediately prior to the Effective Time by SWS (i.e. dormant interests) will be cancelled and extinguished and no payment will be made with respect to those SWS Shares; and

(iii)             Each share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become shares of the Surviving Entity, which shall represent all of the issued and outstanding shares of the Surviving Entity immediately following the Effective Time.

2.5              Right to Vote Parent Common Stock. The Sellers that receive Parent Common Stock pursuant to the Escrow Agreement, shall, after the Effective Time, be entitled to vote such shares of Parent Common Stock on any matters on which the registered holders of Parent Capital Stock, as of any date subsequent to the Effective Time, shall be entitled to vote.

2.6              Procedure for Exchange of SWS Shares.

a)                  After the Effective Time, the Sellers that receive Parent Common Stock shall receive uncertificated book entry accounts representing the number of shares of Parent Common Stock issued to such Seller.

b)                  The shares of Parent Common Stock issued upon the surrender for exchange of SWS Shares in accordance with the above terms and conditions shall be deemed to have been issued in full satisfaction of all rights pertaining to such SWS Shares.

2.7              Tax Treatment. For U.S. federal income tax purposes, the parties to this Agreement agree that it is intended that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (and as provided in Revenue Ruling 2001-46).

2.8              Non-Competition Agreement. At or prior to the Closing, the Parent shall enter into a non-competition agreement with each of the Sellers that have more than 5% equity in SWS in substantially the form of Exhibit C.

2.9              Employee Stock Retention Grants. Parent shall allocate $510,000 of Restricted Stock Units (“RSUs”) for issuance to SWS employees pursuant to Parent’s 2017 Equity Incentive Plan, as amended and distribute the RSUs in the amounts and to the individuals set forth in Schedule F-1.

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Article 3.
REPRESENTATIONS AND WARRANTIES
OF SWS and THE SELLERS

Except as set forth in the relevant sections of SWS Disclosure Schedule, SWS hereby represents and warrants to the Parent and Merger Sub as follows:

3.1              Organization and Qualification. SWS is, and on the Effective Date will be, a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has the requisite power to carry on its business as now conducted. The articles of incorporation and bylaws of SWS (the “SWS Charter Documents”) that have been made available to Parent prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. SWS is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on SWS or the Surviving Entity. SWS is not in violation of any SWS Charter Documents.

3.2              Authority Relative to this Agreement; Non-Contravention.

a)                  SWS has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by SWS and the consummation by SWS of the transactions contemplated hereby have been duly authorized by the board of directors of SWS and by at least the minimum number of votes that would be necessary to authorize or take the actions contemplated by this Agreement and the transactions contemplated hereby from the shareholders of SWS, and no other corporate proceedings on the part of SWS are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by SWS and the Sellers, and assuming it is a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of SWS and is enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies, generally. Other than the filing of the Articles of Merger with the Secretary of State of California, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of SWS for the consummation by SWS of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on SWS or the Surviving Entity or adversely affect the consummation of the transactions contemplated hereby.

b)                  The board of directors of SWS have, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Sellers, (ii) approved and declared advisable the “agreement of merger” contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the California General Corporation Law, and (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Sellers for adoption. As of the date of this Agreement, the shareholders of SWS Shares have adopted the “agreement of merger” set forth in this Agreement by written consent resolutions.

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3.3              No Conflicts. Except as set forth in Schedule 3.3, SWS is not subject to, or obligated under, any provision of (a) SWS Charter Documents, (b) any SWS Material Contract or other agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any Lien on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than, solely with respect to clauses (b), (c) and (d) of this Section 3.3, any such conflicts, breaches, violations, rights of termination or acceleration or Liens which, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on SWS or the Surviving Entity.

3.4              Capitalization.

a)                  The issued and outstanding SWS Shares on the date hereof are, and the issued and outstanding SWS Shares at the Effective Time will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance, restriction or charge of any kind. Other than as described in SWS Disclosure Schedule 3.4(a), SWS has, and at the Effective Time will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. Other than as described in SWS Disclosure Schedule 3.4(a), there are no other commitments, agreements or other rights or arrangements existing which provide for the sale or issuance of shares of capital stock or any other securities by SWS of any kind and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from SWS any shares of SWS or other securities of SWS of any kind, and, there will not be any such agreements prior to or at the Effective Date. There are, and on the Effective Date there will be, no commitments, agreements or other obligations (contingent or otherwise) which may require SWS to repurchase or otherwise acquire any SWS Shares or other securities. SWS Disclosure Schedule 3.4(a) sets forth the names of the holders of record of all issued and outstanding SWS Shares and their respective holdings of such securities. Each Seller owns SWS Shares set forth opposite each such shareholder’s name on such Schedule, free and clear of any Liens other than any Liens that will be discharged at Closing or any Liens resulting from applicable securities Laws. For the avoidance of doubt, on the Effective Date, there will be no outstanding warrants, notes, rights or other instruments convertible into or exercisable or exchangeable for SWS Shares or in connection with which SWS Shares may be issuable.

b)                  SWS is not, and on the Effective Date, a party to any contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other Person. Except as contemplated by this Agreement and as set forth on SWS Disclosure Schedule 3.4(b), SWS is not a party to and there do not exist any voting trusts, proxies, or other contracts with respect to the voting of SWS Shares.

3.5              Government Approvals. Except for the filing of all necessary documents with the California Secretary of State, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority are necessary for the execution and delivery of this Agreement by SWS, the performance by SWS of its obligations hereunder and the consummation by SWS of the Merger and the other transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of SWS to consummate the Merger and the other transactions contemplated by this Agreement or to execute, deliver and perform its obligations pursuant hereto.

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3.6              Litigation. Except as set forth on SWS Disclosure Schedule 3.6, there are no actions, suits, proceedings, orders or investigations (a “Legal Proceeding”) pending or, to the Knowledge of SWS, threatened against SWS or its officers, directors, employees or Affiliates, or the nominees for officer or director of Parent after the Effective Time, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign. To the Knowledge of SWS, there is no reasonable basis for any Legal Proceeding directly or indirectly involving SWS or its officers, directors, employees, Affiliates or the nominees for officer or director of Parent after the Effective Time, individually or in the aggregate. SWS is not a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.7              Brokers or Finders. Neither SWS nor any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability, for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.

3.8              Tax Matters.

a)                  Since inception and as of the Closing Date, SWS is and has been classified as a corporation for tax purposes.

b)                  (i) SWS has timely filed (or has had timely filed on its behalf) all material returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“SWS Returns”), required to be filed by it in respect of any Taxes; (ii) all such SWS Returns are complete and accurate in all material respects; (iii) SWS has timely paid (or has had timely paid on its behalf) all Taxes required to have been paid by it (whether or not shown on any SWS Return); (iv) SWS has established on SWS Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) SWS has complied in all material respects with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

c)                  There are no liens for Taxes upon any assets of SWS, except statutory liens for current Taxes not yet due and Permitted Liens.

d)                  No material deficiency for any Taxes has been asserted, assessed or proposed against SWS that has not been finally resolved. No waiver, extension or comparable consent given by SWS regarding the application of the statute of limitations with respect to any Taxes or SWS Returns is outstanding, nor is any request for any such waiver or consent pending. There is no pending or threatened Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or SWS Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to SWS by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of SWS, is any such Tax audit or other proceeding threatened with regard to any Taxes or SWS Returns. SWS does not expect the assessment of any additional Taxes of SWS for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of SWS which would exceed the estimated reserves established on its books and records.

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e)                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise) will, to the extent applicable, result in any “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

f)                   There is no contract, agreement, plan or arrangement to which SWS is a party which requires SWS to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

g)                  SWS is not liable for Taxes of any other Person under Treasury Regulations section 1.1502-6 or any similar provision of state, local or foreign Tax law, as a transferee or successor, by Contract or otherwise. SWS is not a party to any Tax sharing, allocation or indemnification agreement. SWS has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in Taxable income. SWS will not be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law). No claim has ever been made by a Taxing authority in a jurisdiction where SWS does not file an SWS Return that SWS is subject to Tax imposed by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of SWS.

h)                  SWS has not been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

i)                    SWS has not requested any extension of time within which to file any SWS Return, which return has not since been filed, except for 2019 US federal income tax returns.

j)                    SWS is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

k)                  SWS has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

l)                    SWS does not know of any fact and has not taken or failed to take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.9              Affiliate Transactions. Except as set forth on SWS Disclosure Schedule 3.9, no officer, manager, director, or employee of SWS, any person who holds or has the right to acquire 5% or more of the outstanding SWS Shares, any member of the immediate family of any such officer, manager, director, employee or any person who holds or has the right to acquire 5% or more of the outstanding SWS Shares, or any entity in which any of such persons owns any beneficial interest (collectively “SWS Insiders”), has any agreement with SWS (except for standard employment or stock option agreements) or any interest in

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any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of SWS. Except as set forth on SWS Disclosure Schedule 3.9, SWS is not indebted to any SWS Insider (except for reimbursement of ordinary business expenses) and no SWS Insider is indebted to SWS (except for cash advances for ordinary business expenses). For purposes of this Section 3.9, the members of the immediate family of an officer, manager, director, or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee.

3.10          Financial Statements. SWS has made available to Parent the unaudited balance sheet of SWS as of December 31, 2020 and December 31, 2019and the related statement of operations, changes in Members’ equity, and cash flows of SWS for the same periods. SWS Financial Statements were prepared in accordance with GAAP, except as set forth in Schedule 3.10, and applied on a consistent basis during the periods involved (except in each case as described in the notes to the SWS Financial Statements thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of SWS as of the dates of and for the periods referred to in SWS Financial Statements.

3.11          Books and Records. The books of account, minute books, SWS Shares record books, and other records of SWS, substantially complete copies of which have been made available to Parent, have been properly kept and, to the best of our knowledge, in all material respects, contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SWS. At the Closing, all SWS’s records will be in the possession of SWS or its counsel.

3.12          No Undisclosed Liabilities. As of the date hereof, except for the SWS Professional Fees set forth in SWS Disclosure Schedule 3.12 or except as reflected in or reserved against in the draft balance sheet of SWS as of December 31, 2020 (the “SWS Latest Balance Sheet”), and related notes and disclosures, SWS is not aware of any other material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise and with “material” meaning a liability that exceeds $15,000) other than (a) liabilities incurred in the ordinary course of business, and (b) liabilities arising or permitted under this Agreement and the other Transaction Documents.

3.13          Compliance with Laws; Permits.

a)                  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement, the business of SWS has not been, and as of the Effective Date will not be conducted in violation of any applicable United States federal, state or local, non-United States, national, provincial or multinational law, statute or ordinance, common law, or any rule, regulation, directive, treaty provision, or any applicable judgment, agency requirement, license or permit of any Governmental Authority (collectively, “Laws”). No investigation, audit or review by any Governmental Authority with respect to SWS is pending or, to the Knowledge of SWS, threatened, nor has any Governmental Authority notified SWS of its intention to conduct the same, except for (i) such investigations or reviews that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and/or (ii) any investigation or review related to the Merger. As of the date hereof, SWS has not received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

b)                  SWS has not solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral that violated an anti-corruption law.

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c)                  SWS holds, to the extent legally required to operate its business as such businesses is being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from federal, state, local and foreign authorities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension or cancellation of any Permits of SWS is pending or, to the Knowledge of SWS, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. SWS is in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.14          Real Property. SWS does not own any real property or have any leases of real property.

3.15          Insurance. SWS Disclosure Schedule 3.15 identifies all insurance policies maintained by, at the expense of or for the benefit SWS, identifies any material claims made thereunder, and includes a summary of the amounts and types of coverage and the deductibles under each such insurance policy. Each of the insurance policies identified in SWS Disclosure Schedule 3.15 is in full force and effect. Except as set forth in SWS Disclosure Schedule 3.15, SWS has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. With respect to each such insurance policy: (i) to SWS's Knowledge, the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) neither SWS nor, to SWS’s Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to SWS’s Knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision thereof.

3.16          Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

a)                  SWS is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of SWS as currently conducted.

b)                  SWS has not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Leased Real Estate of SWS, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any Liability or obligation under any Environmental Law.

c)                  SWS has not received written notice of and there is no Legal Proceeding pending, or to the Knowledge of SWS, threatened against SWS, alleging any liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. SWS is not subject to any order, judgment or decree or written agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

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3.17          Employee Matters.

a)                  SWS Disclosure Schedule 3.17(a) contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has, within the six (6) years prior to the Closing Date, been sponsored, maintained, contributed to, or required to be contributed to, by SWS for the benefit of any current or former employee, independent contractor, consultant or director of SWS (each, a “SWS Employee”), or with respect to which SWS has or may have any material Liability (collectively, the “SWS Employee Plans”).

b)                  SWS has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all SWS Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect, (ii) the most recent determination letter or opinion letter received regarding the tax-qualified status of each SWS Employee Plan, (iii) the most recent financial statements for each SWS Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each SWS Employee Plan, (v) the current summary plan description for each SWS Employee Plan, and (vi) all actuarial valuation reports related to any SWS Employee Plans.

c)                  (i) To the Knowledge of SWS, each SWS Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all SWS Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS or may rely upon a favorable opinion letter and, as of the date hereof, no such determination letter or opinion letter has been revoked nor, to the Knowledge of SWS, has any such revocation been threatened, and to the Knowledge of SWS, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) SWS has timely made all material contributions and other material payments required by and due under the terms of each SWS Employee Plan and applicable Law, and all benefits accrued under any unfunded SWS Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each SWS Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent or SWS (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no material audits, inquiries or Legal Proceedings pending or, to the Knowledge of SWS, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Authority with respect to any SWS Employee Plan; (vi) as of the date hereof, there are no material Legal Proceedings pending, or, to the Knowledge of SWS, threatened with respect to any SWS Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of SWS, SWS has not engaged in a transaction that could subject SWS or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

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d)                  No SWS Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither SWS nor any SWS ERISA Affiliate has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any SWS Employee (either individually or to SWS Employees as a group) or any other person that such SWS Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

e)                  No SWS Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

f)                   Each SWS Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

g)                  SWS complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each SWS Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

h)                  Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of SWS to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of SWS to merge, amend or terminate any SWS Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any SWS Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

i)                    SWS: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to SWS Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing SWS Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

j)                    SWS is not party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No work stoppage, slowdown or labor strike against SWS with respect to employees who are employed within the United States is pending, threatened or has occurred in the last two (2) years, and, to the Knowledge of SWS, no material work stoppage, slowdown or labor strike against SWS with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. As of the date hereof, none of SWS Employees are represented by a labor organization, work council or trade union and, to the Knowledge of SWS, there is no organizing activity, Legal Proceeding, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at SWS, or any SWS Employees. As of the date hereof, there are no Legal Proceedings, government investigations, or labor grievances pending, or, to the Knowledge of SWS, threatened relating to any employment related matter involving any SWS Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

k)                  Neither SWS nor any SWS ERISA Affiliate has at any time contributed to or had any obligation to contribute to, or has had any liability (contingent or otherwise) with respect to (i) any "multiemployer plan", as that term is defined in Section 4001 of ERISA; (ii) any "employee benefit plan" subject to Title IV of ERISA or Section 412 of the Code; or (iii) any "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

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3.18          Intellectual Property.

a)                  SWS Disclosure Schedule 3.18(a) contains a true and complete list, as of the date hereof, of all (i) SWS-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered trademarks, registered copyrights, issued patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered SWS-Owned IP, in each case, that is used in the business of SWS on the Closing Date.

b)                  SWS is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of SWS as currently conducted and contemplated (the “SWS IP”), free and clear of all liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

c)                  SWS has taken reasonable steps to maintain SWS IP and to protect and preserve the confidentiality of all trade secrets included in SWS IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

d)                  SWS Disclosure Schedule 3.18(d) contains a complete and accurate list of all SWS IP Agreements, other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf software. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of SWS under any of SWS IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

e)                  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to SWS's Knowledge (i) the conduct of the businesses of SWS has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) no third party is infringing upon, violating or misappropriating any SWS IP.

f)                   There are no Legal Proceedings pending or, to the Knowledge of SWS, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by SWS; or (ii) challenging the validity, enforceability or ownership of any SWS-Owned IP or SWS rights with respect to any SWS IP, in each case except for such Legal Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. SWS is not subject to any outstanding order, judgment or decree that restricts or impairs the use of any SWS IP, except where compliance with such order, judgment or decree would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.19          Investment Company. SWS is not, as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

3.20          Foreign Corrupt Practices; Improper Payments. Neither SWS nor any director, officer, employee nor, to the Knowledge of SWS, agent or Affiliate of SWS has (a) while acting on behalf of SWS (i) made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official or employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was in violation of Law or (ii) engaged in or otherwise knowingly participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government, or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

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3.21          Application of Takeover Provisions. There is no control unit acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested member or similar provision under the articles or organization or operating agreement of SWS or the California General Corporation Law applicable to the transactions contemplated hereby, including the Merger. Except as set forth in Schedule 3.21, SWS has never, and as of the Effective Date, will have never adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of SWS Shares or a change in control of SWS.

3.22          Information. None of the information supplied or to be supplied by SWS or any Affiliate or representative of SWS for inclusion in a Merger 8-K, and none of the information supplied or to be supplied by SWS or any Affiliate or representative of SWS for inclusion or incorporation by reference in any other SEC filing of Parent in connection with the transaction contemplated by this Agreement will at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Merger 8-K (as it relates to SWS) will comply as to form and content in all material respects with the provisions of the Exchange Act and the Securities Act, as applicable, except that no representation is made by SWS with respect to information supplied by or related to Parent or any Affiliate or representative of Parent.

3.23          Solvency. As of the Effective Time, assuming satisfaction of the conditions to SWS’s obligation to consummate the Merger as set forth herein, assuming that the representations and warranties of Parent under Article IV are true and correct in all material respects, and after giving effect to all of the transactions contemplated by this Agreement, and payment of all related fees and expenses, the Surviving Entity and Parent will be Solvent.

3.24          Other Regulatory Matters.

a)                  There have been no field notifications or adverse regulatory actions taken (or, to the Knowledge of SWS, threatened) by any Governmental Authority with respect to SWS.

b)                  All filings with and submissions to any Governmental Authority made by SWS with regard to its business, whether oral, written or electronically delivered, were true, accurate and complete as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete as of the date hereof, and do not misstate any of the statements or information included therein, or omit to state a fact necessary to make the statements therein not misleading.

3.25          Absence of Certain Changes, Events and Conditions. Except as set forth on SWS Disclosure Schedule 3.25, since December 31, 2020, and other than or in the ordinary course of business consistent with past practice, there has not been, with respect to SWS, any:

a)                  event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect;

b)                  declaration or payment of any dividend or distribution of cash or other property to its Members or purchased, redeemed or made any agreements to purchase or redeem any SWS Shares,

c)                  except as disclosed in Schedule 3.25, the issuance of equity securities;

d)                  amendment of SWS Charter Documents;

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e)                  split, combination or reclassification of any SWS Shares;

f)                   issuance, sale or other disposition of any of SWS Shares or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any SWS Shares;

g)                  material change in any method of accounting or accounting practice of SWS for tax or book purposes, except as required by GAAP or as disclosed in the notes to SWS Financial Statements;

h)                  material change in SWS's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

i)                    entry into any Contract that would constitute an SWS Material Contract;

j)                    incurrence, assumption or guarantee of any indebtedness for borrowed money except for unsecured current obligations and liabilities incurred in the ordinary course of business;

k)                  transfer, assignment, sale or other disposition of any of the assets shown or reflected in SWS Latest Balance Sheet or cancellation of any debts or entitlements;

l)                    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any SWS IP or SWS IP Agreements;

m)                material damage, destruction or loss (whether or not covered by insurance) to its property;

n)                  any capital investment in, or any loan to, any other Person;

o)                  acceleration, termination, material modification to or cancellation of any SWS Material Contract (including, but not limited to, any SWS Material Contract) to which SWS is a party or by which it is bound;

p)                  any material capital expenditures in excess of $50,000 in the aggregate;

q)                  imposition of any material Lien upon any of SWS properties, SWS Shares or assets, tangible or intangible;

r)                   (i) grant of any bonuses, other than as provided for in any written agreements, required by applicable Law or in the ordinary course of business, (ii) any material increase in the base salary of any officer or employee of SWS; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

s)                   hiring or promoting any person as or to (as the case may be) an officer without the express consent of Parent;

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t)                    adoption, modification or termination, of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, other than termination for cause or in the ordinary course of business, (ii) SWS Employee Plan other than as required by applicable Law or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

u)                  any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, directors, officers and employees;

v)                  entry into a new line of business or abandonment or discontinuance of existing lines of business;

w)                except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

x)                  purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business;

y)                  acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

z)                  action by SWS to make, change or rescind any Tax election, amend any SWS Return or take any position on any SWS Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability of the Surviving Entity after the consummation of the Merger; or

aa)               any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.26          No Other Information. SWS acknowledges that Parent and Merger Sub make no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV. The representations and warranties set forth in Article IV are made solely by Parent and Merger Sub, and no Representative of Parent or Merger Sub shall have any responsibility or liability related thereto.

3.27          Material Contracts.

a)                  Section 3.27 of the SWS Disclosure Schedule lists each of the following Contracts of SWS (such Contracts, together with all Contracts concerning the occupancy, management or operation of any real property (including without limitation, brokerage contracts) listed or otherwise disclosed in SWS Disclosure Schedule 3.14(b) and all SWS IP Agreements set forth in SWS Disclosure Schedule 3.18(d), being “SWS Material Contracts”):

A.                 all pending contracts with SWS customers for the purchase of SWS goods or services equal to or exceeding $20,000, including, at least, customer names and contract price (with Parent acknowledging that SWS is not guaranteeing that the contracts will produce the contract price as revenue as some may be cancelled by customers and/or some are subject to rebates and/or other adjustments);

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B.                 any non-customer Contract under which SWS: (A) sold or purchased (or agreed to sell or purchase) products or services pursuant to which the aggregate of payments due to or from SWS, respectively, in the one-year period ending on the date of this Agreement, was equal to or exceeded $20,000; (B) of which SWS reasonably anticipates that it will be selling or purchasing products or services during the one-year period after the date of this Agreement, in which the aggregate payments due to or from SWS, respectively, for such products or services are reasonably expected to equal or exceed $10,000; or (C) is a party involving consideration of $25,000 in the aggregate over the life of the Contract;

C.                 all Contracts, other than those Contracts entered into in the ordinary course of business that are not material, that require SWS to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

D.                 all Contracts that provide for the indemnification by SWS of any Person or the assumption of any Tax, environmental or other liability of any Person;

E.                  all Contracts in effect that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

F.                  all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which SWS is a party;

G.                 all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which SWS is a party and which are not cancellable without material penalty or without more than 90 days' notice;

H.                 all Contracts pursuant to which SWS is or may become obligated to make any severance, change of control, termination or similar payment to any employee, officer, director, independent contractor or consultant;

I.                    except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of SWS;

J.                   all Contracts with any Governmental Authority to which SWS is a party;

K.                 any Contract under which SWS has advanced or loaned any other Person an amount equal to or exceeding $10,000;

L.                  any Contract that would prohibit or is otherwise reasonably likely to materially delay the consummation of the transactions contemplated hereby;

M.                any Contract providing for the settlement of any Legal Proceeding against SWS pursuant to which SWS has any existing material obligations;

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N.                 any lease or similar agreement pursuant to which: (A) SWS is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person for an annual rent in excess of $10,000; (B) SWS is the lessor of, or makes available for use by any Person, any tangible personal property owned by it for an annual rent in excess of $10,000; or (C) SWS is the lessee of, or holds or uses, any real property owned by any Person for an annual rent in excess of $10,000;

O.                 any Contract with any member or any current officer, director, or Affiliate of SWS;

P.                  all Contracts that limit or purport to limit the ability of SWS to compete in any line of business or with any Person or in any geographic area or during any period of time or that contain covenants of any other Person not to compete with SWS in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment or any customers of SWS;

Q.                 any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or clients of SWS, including any Contract which contains a “most favored nation” provision;

R.                 any Contracts to which SWS is a party that provide for any joint venture, partnership or similar arrangement by SWS;

S.                  all collective bargaining agreements or Contracts with any union to which SWS is a party; and

T.                  any other Contract that is material to SWS and not previously disclosed pursuant to this Section 3.27.

b)                  Each SWS Material Contract is legally valid and binding on SWS and is a legally valid and binding obligation of the other parties thereto, in accordance with its terms and is in full force and effect. None of SWS or, to SWS's Knowledge, any other party thereto is in material breach or violation of or default under (or is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any SWS Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of material default by SWS under any SWS Material Contract or result in any other party having the right to terminate such SWS Material Contract or would cause or permit the acceleration or other changes of any material right or obligation by any other party or the loss of any material benefit to SWS thereunder. Complete and correct copies of each SWS Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

3.28          Access to Information; Disclaimer. SWS acknowledges and agrees that it (a) has had an opportunity to discuss the business of Parent and its Subsidiaries with the management of Parent, (b) has had reasonable access to all reports, forms, financial statements and documents that Parent has filed with the SEC pursuant to the Exchange Act (the “Parent SEC Filings”), (c) has been afforded the opportunity to ask questions of and receive answers from officers of Parent, and (d) has conducted its own independent investigation of Parent and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of Parent or any of its Subsidiaries, other than the representations and warranties of Parent and Merger Sub expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed.

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3.29          Full Disclosure. No representation or warranty relating to SWS or made by SWS or any Seller contained in this Agreement or in any of the Transaction Documents and no written statement made by or on behalf of SWS or any Seller or any of its or their Affiliates pursuant to this Agreement or any of the Transaction Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.  There are no facts which SWS or any Seller has not disclosed to Parent and Merger Sub in writing which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.30          Seller Representations . Each Seller represents and warrants to the Parent as of the date hereof and will be deemed to represent and warrant as of the Closing Date as follows:

a)                  Authority. Each Seller has the legal capacity to enter into this Agreement and the Transaction Documents contemplated hereby to which such Seller is a party and to consummate the transactions contemplated hereby. This Agreement, the Transaction Documents and each such document to which such Seller is or will be a party have been (and as to those yet to be executed, will be) duly and validly executed and delivered by such Seller and constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally, or (b) legal and equitable limitations on the availability of specific remedies.

b)                  No Conflicts. The execution and delivery by each Seller of this Agreement and the Transaction Documents contemplated hereby to which such Seller is a party will not result in a breach of, constitute a default under, or require any consent, approval or waiver under, any term, condition or provision of any Contract to which such Seller is a party or by which such Seller is bound or result in any violation of any Law to which such Seller is subject or by which his, her or its assets or properties are bound. No authorization of any Governmental Authority, filing with, or notice to, any Governmental Authority or any lenders, lessors, creditors, stockholders or any other Person, is required by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement and each of the documents, agreements, instruments and certificates to which such Seller is a party in connection with the Contemplated Transactions, and the consummation by such Seller of the Contemplated Transactions.

c)                  Title to Shares. Each Seller is the sole record and beneficial owner of the Shares set forth next to such Seller’s name on Exhibit B, which constitutes all of the equity interests of the Company held by such Seller and such Seller does not own any other securities of the Company or options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company. Each Seller has good and valid title to the Shares, free and clear of all Encumbrances and restrictions on transfer, and has full power, right and authority to transfer the Shares hereunder and immediately following the Closing, Parent will have sole record and beneficial ownership of and valid title to all of the Shares free and clear of any Encumbrances (other than Encumbrances imposed by securities laws applicable to securities generally or by action taken by Parent). None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such stock.

d)                  Accredited Investor. David and Chuck are “accredited investors” as defined in Rule 501 to Regulation D promulgated under the Securities Act.

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Article 4.
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth in the relevant sections of the Parent Disclosure Schedule, Parent and Merger Sub hereby represent and warrant to SWS as follows:

4.1              Organization and Qualification. Each of Parent and Merger Sub (a) is and on the Effective Date will be a legal corporate entity duly organized or incorporated (as applicable), validly existing and in good standing under the Laws of its state of incorporation, (b) has, and on the Effective Date will have, the requisite power to carry on their respective businesses as now conducted, and (c) is, and on the Effective Date will be, qualified to do business and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign entity where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Merger Sub, or the Surviving Entity. Parent has heretofore made available to SWS accurate and complete copies of its certificate of incorporation and bylaws, each as amended and in effect as of the date of this Agreement (the “Parent Organization Documents”) and the certificate of incorporation and bylaws of Merger Sub, each as amended to date and as currently in effect (the “Merger Sub Organization Documents”).

4.2              Authority Relative to this Agreement; Non-Contravention. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and board of directors and shareholders of Merger Sub and no further corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by Parent. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming it is a valid and binding obligation of SWS, constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

4.3              No Conflicts. The consummation of the transactions contemplated hereby and the performance by the Parent and Merger Sub of their obligations hereunder will not: (a) violate or conflict with the charter, by-laws or analogous organizational documents of the Parent or Merger Sub, (b) result in a material breach or constitute a material default under any material Contract to which the Parent or Merger Sub is a party or by which any of the Parent or Merger Sub’s assets are bound, (c) result in any material violation of any Law applicable to the Parent or Merger Sub or (d) require the consent, authorization or approval of, or require any notification to, any Person that is necessary for the consummation of the transactions contemplated hereby.

4.4              Capitalization.

a)                  As of the date of this Agreement, Parent is authorized to issue (i) 35,000,000 shares of Parent Common Stock, of which 24,286,598 shares of Parent Common Stock are currently issued and outstanding, and (ii) 10,000,000 shares of preferred stock, of which 1,750,000 are designated Series A Preferred Stock and are issued and outstanding.

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b)                  The authorized capital of Merger Sub consists of 1,000 Merger Sub Shares, all of which are, and at the Effective Time will be, issued and outstanding and held of record by Parent. The issued and outstanding Merger Shares are, and at the Effective Time will be, validly issued and have not been issued in violation of any preemptive rights or any applicable law or regulation, and free from any restrictions on transfer (other than restrictions under the Securities Act, state securities laws or the certificate of incorporation and bylaws of the Merger Sub) or any option, lien, pledge, security interest, encumbrance, restriction or charge of any kind. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Merger Sub any Merger Sub Shares or other securities of Merger Sub of any kind, and there will not be any such agreements prior to or at the Effective Time. Merger Sub has not at any time granted any unit options, restricted units, phantom unit, performance unit or other compensatory equity or equity-linked awards. There are, and at the Effective Time, there will be, no commitments, agreements or other obligations (contingent or otherwise) which may require Merger Sub to repurchase or otherwise acquire any Merger Sub Shares.

4.5              Litigation. Except as provided in Schedule 4.5 of Parent’s Disclosure Schedule and the Parent SEC Filings, there are no actions, suits, claims, investigations or other legal proceedings pending or threatened against or by Parent or any Affiliate of Parent that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Nonetheless, from time to time Parent may be subject to litigation. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time.

4.6              Due Diligence Investigation.a) Parent has had an opportunity to discuss the business, management, operations and finances of SWS with Sellers. Parent has conducted its own independent investigation of SWS. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Parent has relied solely upon the representations and warranties of SWS and Sellers set forth in Section 2 and Section 3 herein, and SWS’s Disclosure Schedule, and has not relied upon any other information.

4.7              Securities Representations.

a)                  Parent/Merger Sub has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of SWS concerning SWS; (ii) access to information about SWS sufficient to enable it to evaluate its decision to acquire the SWS Shares; and (iii) the opportunity to obtain such additional information that SWS possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to acquisition of the SWS Shares.

b)                  Parent/Merger Sub understand that the SWS Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption therefrom, that the SWS Shares must be held by the Parent indefinitely, and that the Parent must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The Parent further understands that the SWS Shares have not been registered under the “blue sky” laws of any state.

c)                  Parent/Merger Sub acknowledge that if the SWS Shares are certificated, the share certificates shall bear a restrictive legend stating that the SWS Shares have not been registered or qualified under the Securities Act or the securities or blue sky laws of any state, and may be offered and sold, only if registered and qualified pursuant to the relevant provisions of federal and state securities or blue sky laws, or if an exemption from such registration or qualification is applicable. Such restrictive legend will be noted in SWS’s stock records.

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d)                  Parent/Merger Sub have not seen or received any advertisement or general solicitation in connection with the sale/transfer of the SWS Shares to Parent.

Article 5.
CONDUCT OF BUSINESS PENDING THE MERGER

5.1              Conduct of Business by Parent and Merger Sub. From the date of this Agreement to the Effective Date, except as otherwise provided in this Agreement or the schedules hereto or consented to in writing by SWS, each of Parent and Merger Sub shall (x) conduct the business of Parent and Merger Sub in the ordinary course of business consistent with past practice; and (y) maintain and preserve intact the current organization, business and franchise of Parent and Merger Sub and endeavor to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Parent and/or Merger Sub. Without limiting the foregoing, from the date hereof until the Effective Date, each of Parent and Merger Sub shall, consistent with past practice and commercially reasonable conduct:

a)                  preserve and maintain all of its Permits;

b)                  pay its debts, Taxes and other obligations when due;

c)                  maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

d)                  continue in full force and effect without modification all material insurance policies;

e)                  defend and protect its properties and assets from infringement or usurpation;

f)                   perform all obligations, in all material respects, under all Parent Material Contracts relating to or affecting its properties, assets or business;

g)                  maintain its books and records in accordance with past practice;

h)                  comply in all material respects with all applicable Laws; and

i)                    not form any Subsidiaries.

5.2              Conduct of Business by SWS. From the date of this Agreement to the Effective Date, except as otherwise provided in this Agreement or consented to in writing by Parent, SWS shall (x) conduct the business of SWS in the ordinary course of business consistent with past practice; and (y) maintain and preserve intact the current organization, business and franchise of the SWS and preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with SWS. Without limiting the foregoing, from the date hereof until the Effective Date, SWS shall, consistent with past practice and commercially reasonable conduct:

a)                  preserve and maintain all of its Permits;

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b)                  pay its debts, Taxes and other obligations when due;

c)                  maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

d)                  continue in full force and effect without modification all material insurance policies;

e)                  defend and protect its properties and assets from infringement or usurpation;

f)                   perform all obligations, in all material respects, under all SWS Material Contracts relating to or affecting its properties, assets or business;

g)                  maintain its books and records in accordance with past practice;

h)                  comply in all material respects with all applicable Laws;

i)                    not form any Subsidiaries; and

j)                    not take or permit any action that would cause any of the changes, events or conditions described in Section 3.25, except as listed on SWS Disclosure Schedule 3.25.

Article 6.
ADDITIONAL COVENANTS AND AGREEMENTS

6.1              Commercially Reasonable Efforts; Governmental Filings. Subject to the terms and conditions herein provided, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party will use commercially reasonable efforts and will cooperate with the other party in the preparation (including by furnishing any information, including financial statements, in respect of such party and its Affiliates required to be included in such filings) and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the SEC Filings, as applicable, to consummate the transactions contemplated by this Agreement. Each party will use commercially reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

6.2              Expenses. Each party shall be responsible for their respective costs, fees, and expenses incurred in connection with the making of this Agreement and the transactions contemplated hereby.

6.3              Access to Information; Confidentiality.

a)                  Between the date hereof and the Closing Date, each of Parent and SWS (for the purposes of this Section 6.3 only, an “Investigated Party”) shall afford to the other party (the “Investigating Party”) and such Investigating Party’s authorized representatives access to the books and records and other information of the Investigated Party as described herein. In light of the foregoing, the Investigated Party

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shall make reasonably available (together with the right to copy) to the Investigating Party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such Investigated Party and its Subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), Tax records, minute books of directors’, managers’, members’ and stockholders’ meetings, organizational documents, operating agreements, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, securities transfer records and stockholder/member lists, and any books, papers and records (collectively referred to herein as “Evaluation Material”) and otherwise provide such assistance as is reasonably requested in order that the Investigating Party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Investigated Party; provided, however, that the foregoing rights granted to the Investigating Party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the Investigated Party set forth herein.

b)                  The Investigating Party agrees that it will not use the Evaluation Material for any purpose other than in connection with the Merger and the transactions contemplated hereunder. The Investigating Party agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such party’s Affiliates or Representatives, in each case, to the extent necessary to permit such Affiliate or Investigating Party Representative to assist such party in connection with the Merger and the transactions contemplated hereunder, or as may be required by Law. The Investigating Party agrees that it will, within ten (10) days of the Investigated Party’s request, re-deliver all copies of the Investigated Party’s Evaluation Material in its possession or that of its Affiliates or Representatives if the Merger does not close as contemplated herein.

c)                  Notwithstanding any of the foregoing and subject to any other restrictions previously agreed to by an Investigating Party, if prior to Closing, for any reason, the transactions contemplated by this Agreement are not consummated, neither the Investigating Party nor any of the Investigating Party’s Representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from the Investigated Party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i)                 is or becomes generally available to the public other than as a result of an act or omission by the Investigating Party, its Affiliates or Representatives in breach of this Agreement;

(ii)               was available to the Investigating Party on a non-confidential basis prior to its disclosure;

(iii)             becomes available to the Investigating Party on a non-confidential basis from a source other than the Investigated Party or its agents, advisors or Representatives; or

(iv)             was developed by the Investigating Party independently of any disclosure by the Investigated Party, and independently of any guidance by someone at the Investigated Party with access to the Evaluation Material.

Nothing in this Section 6.3 shall prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, then provided a delay will not prevent timely compliance with applicable Laws, the Investigating Party shall consult with the Investigated Party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

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Under no circumstances will an Investigated Party be required to disclose any information to an Investigating Party or publicly if such disclosure would be a violation of applicable Laws.

6.4              Press Releases. SWS and Parent shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.5              Securities Reports. Prior to the Closing, Parent will have filed with the SEC all material reports, forms, financial statements and other documents required to be filed under the Exchange Act that were or are due to be filed at any time prior to or on the Closing Date. Parent agrees to provide to SWS copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date prior to filing with the SEC.

6.6              SWS Financial Statements. Upon a written request by Parent following the date of this Agreement, SWS will deliver within a reasonable period of time thereafter (i) audited financial statements for the fiscal year ended December 31, 2020 and December 31, 2019 (the “SWS Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in any periodic report due prior to the Closing if SWS were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “SWS Interim Financial Statements”). Each of SWS Audited Financial Statements and SWS Interim Financial Statements will be prepared in accordance with GAAP and applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of SWS as of the dates of and for the periods referred to in SWS Audited Financial Statements or SWS Interim Financial Statements, as the case may be. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, including the requirement to provide SWS Audited Financial Statements, Sellers will take such further steps and provide such further documentation as Parent reasonably requests. Parent shall pay all costs associated with an audit if an audit is so requested or required pursuant to this Section and Sellers and SWS shall not have any liability to Parent nor will Parent offset any claim against Sellers (and/or any monies owed to them) should the SWS Audited Financial Statements differ from SWS’s Financial Statements provided at Closing which Parent acknowledges are unaudited and were not prepared strictly in accordance with GAAP. For the avoidance of doubt, this section is not intended to modify or amend Section 2.2(c) Post-Closing Adjustment procedure.

6.7              No Solicitation.

a)                  Unless and until this Agreement shall have been terminated pursuant to Section 8.1 and except as related to negotiations between Parent and SWS with respect to the Subject Transactions, neither SWS nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person concerning (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of SWS or (ii) the acquisition in any manner, directly or indirectly, of any equity securities or consolidated total assets of SWS and its Subsidiaries, in each case other than the Merger. SWS will promptly notify Parent if it receives a proposal or inquiry with respect to the matters described above.

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b)                  Unless and until this Agreement shall have been terminated pursuant to Section 8.1 and except as related to negotiations between Parent and SWS with respect to the Subject Transactions, neither Parent nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person concerning (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of Parent or (ii) the acquisition in any manner, directly or indirectly, of any equity securities or consolidated total assets of the Parent and its Subsidiaries, in each case other than the Merger. Parent will promptly notify SWS if it receives a proposal or inquiry with respect to the matters described above.

6.8        Failure to Fulfill Conditions. At or prior to the Effective Time, each party shall give prompt notice to the other party of any fact, event or circumstance to the Knowledge of such party that would cause, or reasonably be expected to cause, the failure of any condition precedent to its obligations specified in Article VIII to be satisfied so as to not permit the consummation of the transactions contemplated hereby prior to the End Date.

6.9        SEC Filings

a).

a)                  As promptly as reasonably practicable following the Effective Time, Parent shall prepare and file with the SEC a current report on Form 8-K describing the structure and results of the Merger (the "Merger 8-K") and all other documents to be filed by Parent with the SEC in connection with the Merger and other transactions contemplated hereby (together with the Merger 8-K, the “SEC Filings”) as required by the Securities Act or the Exchange Act.b) SWS and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the SEC Filings and any amendment or supplement thereto will, at the date of thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

b)                  SWS, Parent and Merger Sub shall cooperate with each other (i) in the preparation of the SEC Filings and (ii) to respond in a satisfactory manner to any comments by the SEC regarding the SEC Filings, although Parent will be responsible for preparing all of the SEC Filings. Each of Parent, Merger Sub and SWS and their respective counsel shall be given a reasonable opportunity to review and comment upon the SEC Filings prior to the filing thereof with the SEC, and shall provide any comments thereon as soon as reasonably practicable. Each party shall promptly notify the other party and its counsel of (x) the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction and (y) of the receipt of any oral or written comments from the staff of the SEC on any SEC Filing. If at any time any party shall become aware of the occurrence of any event or other circumstance relating to it or any of its Subsidiaries as to which an amendment or supplement to any SEC Filing shall be required, such party shall promptly notify the other party and Parent shall use its reasonable best efforts to promptly prepare and file with the SEC such amendment or supplement. Parent and SWS (as necessary) shall also use their reasonable best efforts to satisfy all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated hereby, and SWS will pay all expenses incident thereto.

6.10          Indemnification.

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a)                  Indemnification by SWS. Subject to the other terms and conditions of this Section 6.10, from and after the Closing, SWS and the Sellers (each, an “Indemnifying Party”), severally and jointly, shall indemnify and defend Parent, Merger Sub, the Surviving Entity, and their respective Affiliates and each of their respective representatives, successors, assigns, officers, directors, managers, members, partners, equity holders, employees, and agents (each an “Indemnified Party”), and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, such Indemnified Party based on, arising out of, or with respect to or by reason of:

(i)                 any inaccuracy in or breach of any representation or warranty made by an Indemnifying Party in this Agreement as of the Closing Date; and

(ii)               any breach of any covenant or obligation to be performed by such Indemnifying Party in this Agreement.

b)                  Survival.

(i)                 General; 18 months. Except as otherwise provided herein, all of the representations and warranties of the Parties made in, or made pursuant to, this Agreement shall survive the Closing, and shall expire eighteen (18) months following the Effective Date (the “General Survival Period”).

(ii)               Fundamental Representations. Notwithstanding Section 6.10(b)(i), the representations and warranties contained in each of Section 3.1 (Organization and Qualification), Section 3.2 (Authority Relative to this Agreement; Non-Contravention), Section 3.3 (No Conflicts), Section 3.4 (Capitalization), Section 3.7 (Brokers or Finders), Section 3.8 (Tax Matters), and Section 3.16 (Environmental Matters) (collectively, the “SWS Fundamental Representations”) shall survive in perpetuity following the Closing (the “Fundamental Survival Period”).

(iii)             Special Representations. The representations and warranties contained in each of Section 3.17 (Employee Matters) and Section 3.18 (Intellectual Property) (collectively, the “SWS Special Representations”) shall each survive the Closing until the expiration of the statute of limitations under applicable federal or state law for claims by third parties against the Indemnifying Party on each such matter (the “Special Survival Period(s)”). The parties acknowledge that the statute of limitations under applicable federal or state law on each matter may be different and therefore each matter relating to an SWS Special Representation may each have a separate and different Special Survival Period.

(iv)             Covenants and Obligations. The covenants and other obligations and agreements of the parties contained in, or made pursuant to, this Agreement which by their terms do not contemplate performance after the Closing shall survive the Closing and shall expire eighteen (18) months following the Effective Date (the “General Covenant Survival Period”) and those covenants and other obligations and agreements contained in, or made pursuant to, this Agreement which contemplate performance after the Closing shall survive the Closing indefinitely (the “Post-Closing Covenant Survival Period”).

c)        Limitations on Indemnification; Tipping Basket. In no event shall the aggregate Liability of a Seller, in his or her capacity as an Indemnifying Party pursuant to Section

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6.10(a) (other than for claims arising from the SWS Fundamental Representations, the Special Indemnity in Section 6.10(d), and claims of fraud, willful misconduct or intentional misrepresentation, or any claims concerning the calculation of the Final Closing Cash, Indebtedness and Transaction Expenses) with respect to Losses for which indemnification is provided thereunder, exceed $2,000,000. The Indemnifying Party shall have no Liability to indemnify or hold harmless the Indemnified Party pursuant to Section 6.10(a) (other than for claims arising from the SWS Fundamental Representations, the Special Indemnity in Section 6.10(d), and claims of fraud, willful misconduct or intentional misrepresentation, or any claims concerning the calculation of the Final Closing Cash, Indebtedness and Transaction Expenses) with respect to Losses for which indemnification is provided thereunder unless the aggregate amount of such Losses exceeds $10,000 (the “Basket”), in which case the Indemnifying Party shall be liable for all such Losses incurred by the Indemnified Party back to the first dollar of such Losses. For the sake of clarity, and by way of example, if the Parent’s cumulative claims for Losses are $7,500, then the Indemnifying Party pays $0.00. However, if the cumulative claims for Losses are $12,500, then the Indemnifying Party shall be liable to indemnify the Indemnified Party $12,500. d)

Special Indemnity. In addition, and without limitation to any Indemnified Parties’ rights under Section 6.10, SWS and each Seller shall, jointly and severally, indemnify and hold harmless the Indemnified Parties from and against all Losses that may be imposed upon, incurred by or asserted against any of them resulting from, related to, or arising out of any Employee Claims.e) Claims of Parties. An Indemnified Party shall give prompt written notice (a “Claim Notice”) to the Indemnifying Party after the Indemnified Party first becomes aware of any event or other facts that have resulted or that might result in any Loss for which the Indemnified Party is entitled to any indemnification under this Agreement, and such notice shall contain (a) a detailed description and, if known, the estimated amount of any Loss incurred or reasonably expected to be incurred by the Indemnified Party together with such supporting documents reasonably available to such Indemnified Party, (b) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (c) a demand for payment of such Loss; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. If no agreement can be reached after good faith negotiation between the parties, the Parent may determine to offset the Loss against the portion of the Cash Merger Consideration held back at Closing. The Indemnifying Party may initiate formal legal action with the applicable court to resolve any such dispute. The decision of the court as to the validity and amount of any claim in such Claim Notice shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Article VI hereof, the parties shall be entitled to act in accordance with such decision.

c)                  Third Party Claims.

(i)                 The Indemnified Party agrees to give prompt notice in writing to the Indemnifying Party of the assertion of any claim by any third party (a “Third Party Claim”) in respect of which indemnity may be sought under such Section 6.10. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

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(ii)               The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and shall be entitled to control and appoint lead counsel for such defense. The Indemnified Party shall obtain the prior written consent of the Indemnifying Party before entering into any settlement of a Third Party Claim.

(iii)             If the Indemnifying Party assumes the control of the defense of any Third Party Claim in accordance with the provisions of this Section 6.10(e), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Third Party Claim if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party.

(iv)             If the Indemnifying Party has elected to control the defense of a Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party.

(v)               Each party hereto shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

d)                  Treatment of Indemnification Payments. The parties agree that any indemnity payments made pursuant to this Section 6.10 shall be deemed to be an adjustment to the consideration paid by Parent in the Subject Transaction (i.e. the payment of Cash Merger Consideration) for tax purposes to the extent permitted by applicable Laws.

e)                  Exclusive Remedy. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or intentional misrepresentation in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 6.10.

6.11          Obligations of Merger Sub and the Surviving Entity. Parent shall take all action necessary to cause Merger Sub and the Surviving Entity to perform their respective obligations under this Agreement.

6..12 Employment Agreements. As of the Closing Date, the Parent and David Watt, Stephen Frost, and Andrew Watt, respectively, will enter into employment agreements in a form reasonably acceptable to the parties.

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Article 7.
CONDITIONS

7.1              Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby in accordance with the terms of this Agreement are subject to the fulfillment or waiver at or prior to the Effective Date of the following condition:

a)                  Governmental Action. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

7.2              Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby in accordance with the terms of this Agreement are also subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

a)                  Representations and Compliance. The representations of SWS and Sellers contained in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification). SWS shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date. Notwithstanding the foregoing, SWS’s representations and warranties contained in Section 3.4 shall be true and correct in all respects without regard to any Materiality or Material Adverse Effect qualifier.

b)                  Officers’ Certificate. SWS shall have furnished to Parent and Merger Sub a certificate of the Chief Executive Officer of SWS, dated as of the Effective Date, in which such officer shall certify that the conditions set forth in Section 7.2(a) have been fulfilled.

c)                  Secretary’s Certificate. SWS shall have furnished to Parent (i) copies of the text of (A) the resolutions the board of directors of SWS necessary to approve this Agreement, the Articles of Merger and the transactions contemplated hereby and thereby were taken and (B) resolutions of the shareholders of SWS approving the Merger and adopting this Agreement, (ii) a certificate dated as of the Closing Date executed on behalf of SWS by its secretary certifying to Parent that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of SWS by its secretary certifying the signature and office of each officer of SWS executing this Agreement, the Articles of Merger or any other agreement, certificate or other instrument executed pursuant hereto by SWS, (iv) a copy of the articles of incorporation of SWS, certified by the Secretary of State of California, and (v) a certificate from the Secretary of State of California evidencing the good standing of SWS in such jurisdiction as of a day within five (5) Business Days prior to the Closing Date.

d)                  Absence of Material Adverse Effect. There shall not have occurred any Material Adverse Effect on SWS, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SWS.

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7.3              Additional Conditions to Obligations of SWS. The obligation of SWS to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

a)                  Representations and Compliance. The representations of Parent and Merger Sub contained in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification). Parent and Merger Sub, respectively, shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date. Notwithstanding the foregoing, Parent’s representations and warranties contained in Section 4.4 shall be true and correct in all respects without regard to any material or Material Adverse Effect qualifier contained in any such provision.

b)                  Officers’ Certificate. Parent shall have furnished to SWS a certificate of the Principal Executive Officer and Principal Financial Officer (each as defined in the Exchange Act) of Parent, dated as of the Effective Date, in which such officer shall certify that the conditions set forth in Section 7.3(a) have been fulfilled.

c)                  Secretary’s Certificate. Parent shall have furnished to SWS (i) copies of the text of the resolutions by which the corporate action on the part of Parent necessary to approve this Agreement and the Articles of Merger and the transactions contemplated hereby and thereby, which shall be accompanied by a certificate of the corporate secretary of Parent dated as of the Closing Date certifying to SWS that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Closing Date executed on behalf of Parent by its corporate secretary certifying the signature and office of each officer of Parent executing this Agreement, the Articles of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) copies of (A) the Parent Organization Documents, (B) the certificate evidencing the good standing of Parent as of a day within five (5) Business Days prior to the Closing Date, (C) the Merger Sub Organization Documents, and (D) the certificate evidencing the good standing of Merger Sub as of a day within five (5) Business Days prior to the Closing Date.

d)                  Absence of Material Adverse Effect. There shall not have occurred any Material Adverse Effect on either Parent or Merger Sub, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either Parent or Merger Sub.

7.4              Frustration of Closing Conditions. Neither SWS nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use all reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by Section 6.1.

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Article 8.
TERMINATION

8.1              Termination. This Agreement may be terminated prior to the Effective Date:

a)                  by the mutual written consent of SWS and Parent;

b)                  by either SWS or Parent, if:

(i)                 the Effective Time shall not have occurred on or before the End Date, and the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date; or

(ii)               if any court of competent jurisdiction shall have entered an injunction, other legal restraint or order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final and non-appealable.

c)                  by Parent, if SWS shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Sections 7.1 or 7.2, and (ii) cannot be cured by the End Date, provided that Parent shall have given SWS written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination; or

d)                  by SWS, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or 7.3 to be satisfied and (ii) cannot be cured by the End Date, provided that SWS shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating SWS’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination.

e)                  In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate (except for the confidentiality obligations under Section 7.3), and there shall be no other liability on the part of Parent or SWS except liability arising out of the provisions of Section 8.2, respectively, or any willful and material breach of any of the representations, warranties or covenants in this Agreement by Parent or SWS (subject to any express limitations set forth in this Agreement).

8.2              Expenses following Termination. Upon a termination occurring pursuant to Section 8.1, each party hereto shall be responsible for and pay its own fees and expenses, including the fees of any professional service providers incurred in connection with the Subject Transactions.

45

Article 9.
GENERAL PROVISIONS

9.1              Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by electronic communication, by overnight delivery service for next Business Day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to SWS or the Sellers:
Solar Watt Solutions, Inc.
[***]
Attn: David Watt
Email: [***]

With copies to:	Romero Park P.S.
[***]
[***]
Attn: H. Troy Romero
Email: [***]

If to Parent or Merger Sub:	CleanSpark, Inc.
8475 S. Eastern Ave.
Suite 200
Las Vegas, NV 89123
Attn: Zach Bradford
Email: [***]

With copies to:	Procopio, Cory, Hargreaves & Savitch LLP
[***]
[***]
Attn: Christopher L. Tinen, Esq.
Email: [***]

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; (i) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (ii) if electronically transmitted, on the day of transmission or, if that day is not a Business Day, on the next Business Day; and the next Business Day delivery after being timely delivered to a recognized overnight delivery service.

9.2              Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

46

9.3              Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.4              Right to Counsel. Each of the Sellers has read this Agreement carefully and understands each of its terms and conditions. Each of the Sellers has sought independent legal counsel of Seller’s choice to the extent Seller deemed such advice necessary in connection with the review and execution of this Agreement.

9.5              Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by SWS and Parent and signed on behalf of each of SWS and Parent.

9.6              Waiver. At any time prior to the Effective Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto or (ii) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

9.7              Entire Agreement; Binding Effect. This Agreement (together with all exhibits hereto and other documents and instruments referred to herein): (i) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

9.8              Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or email of a PDF, which facsimile or PDF shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

9.9              Third Party Beneficiaries. Each party hereto intends that this Agreement, except as set forth in Article VI or expressly provided herein, shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto. The representations and warranties set forth in Articles III and IV and the covenants set forth in Sections 6.1 and 6.2 have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (b) have been qualified by reference to SWS Disclosure Schedule and the Parent Disclosure Schedule, each of which contains certain disclosures that are not reflected in the text of this Agreement; and (c) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders or members of, or other investors in, the parties hereto.

9.10          Governing Law. This Agreement is governed by the internal laws of the State of Nevada without regard to its principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.

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9.11          Enforcement; Jurisdiction; Service of Process.

a)                  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VIII, in the event of any breach or threatened breach by SWS, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, SWS, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. This type of enforcement action shall be brought pursuant to the arbitration provision in Section 9.10(b). The parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.10(a), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that the remedies provided for in this Section 9.10(a) are not available or otherwise are not granted, and (y) nothing set forth in this Section 9.10(a) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.10(a) prior or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any legal action or legal proceeding pursuant to this Section 9.10(a) or anything set forth in this Section 9.10(a) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII, or pursue any other remedies under this Agreement that may be available then or thereafter.

b)                  The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved exclusively by confidential, final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules or JAMS under its Commercial Arbitration Rules (at the discretion of the party initiating the arbitration) and shall be brought and litigated in Clark County, Nevada. All disputes shall be resolved by one (1) arbitrator. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, and will have the additional authority to award specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without requiring the posting of a bond or other security). The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages or other relief awarded. The prevailing party in any dispute under this Section 9.10 shall be entitled to an award of reasonable costs of litigation and attorney fees. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.

9.12          WAIVER OF JURY TRIAL. SHOULD THE FOREGOING ARBITRATION CLAUSE BE WAIVED OR DETERMINED TO BE UNENFORCEABLE FOR ANY REASON, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

SOLAR WATT SOLUTIONS, INC.

By: ______________
Name: David Watt
Title: President
CLEANSPARK, INC.
By: ______________
Name: Zach Bradford
Title: Chief Executive Officer

CLSK SWS MERGER SUB, INC.

By: ______________
Name: Zach Bradford
Title: Chief Executive Officer

SELLERS:

_____________________________ David Watt ______________________________
Stephen Frost _____________________________ Andrew Watt _____________________________ Charles Hunter

49

EXHIBIT A

ARTICLES OF MERGER

[attached]

50

EXHIBIT B

SWS SHAREHOLDERS

[attached]

51

EXHIBIT C

FORM OF NON-COMPETITION AGREEMENT

[attached]

52

EXHIBIT D

FORM OF ESCROW AGREEMENT

[attached]

53

Schedule A

HOLDBACK MILESTONES

1. Stock Holdback: Subject to the terms and conditions set forth herein, upon reaching defined milestones, Parent shall deliver to Sellers pro rata up to 310,018 shares of restricted Parent Common Stock valued at Ten Million One Hundred Fifty Thousand Dollars ($10,150,000.00), as per the Average Price (the “Stock Holdback Amount”) in the following manner:

Stock Holdback Amount:

a)	The Stock Holdback Amount shall be held in Escrow until SWS reaches Gross Revenues in excess of $[***] post-closing within 18 months of closing, as follows:
i.	If $[***] in Gross Revenues are generated by SWS within 18 months of closing, SWS shall be entitled to 0% of the Stock Holdback Amount.
ii.	If $[***] in Gross Revenues are generated by SWS within 18 months of closing, SWS shall be entitled to 100% of the Stock Holdback Amount.
iii.	If the Gross Revenues exceeds $[***] but are less than $[***] within 18 months of closing, then Sellers are entitled to a pro rata share of the Stock Holdback Amount, calculated as follows:
1.With	the numerator being the lesser of:
1•	$[***], if $[***] in Gross Revenues is achieved within in the 18-month period specified,
2•	Or the actual Gross Revenues achieved less $[***].
2.With	the denominator being $[***].
iv.	By way of example, if SWS achieves $[***] in Gross Revenues over 18 months, the numerator would be $[***] ($[***] - $[***] base) and the denominator would be $ [***] ($[***] target - $[***] base). Calculation: $ [***] / $ [***] = [***]%.

b)	The Stock Holdback Amount will be calculated quarterly commencing on March 31, 2021 and any pro-rata number of shares of Parent Common Stock earned will be released from Escrow within 30 days of such date.

c)	All shares of Parent Common Stock issued out of the Escrow are subject to a lock-up of 180 days and a leak out of no more than 10% of average daily trading value of the prior 30 days for a period of 36 months following closing.

d)	Acceleration; Change in Control:

Notwithstanding the provisions hereof, in the event of a Change in Control (as defined below):

(i)        The Stock Holdback Amount shall accelerate automatically and vest in full, and shall be released to the Sellers in full, effective as of immediately prior to the consummation of the Change in Control unless this Stock Holdback obligation is to be assumed by the acquiring or successor entity (or parent thereof).

(ii)       The acceleration of the Stock Holdback shall not accelerate if and to the extent that: (i) this Stock Holdback obligation (including the unvested portion thereof) is to be assumed by the acquiring or successor entity (or parent thereof), or (ii) this Stock Holdback (including the unvested portion thereof) is to be replaced by the acquiring or successor entity (or parent thereof) with other incentives of comparable value under a new incentive program (“New Incentives”) containing such terms and provisions as the Board in its discretion may consider equitable. If this Stock Holdback is assumed, or if a new stock holdback of comparable value is issued in exchange therefor, then this Stock Holdback or the new stock holdback shall be appropriately adjusted, concurrently with the Change in Control, to apply to the number and class of securities or other property that the Sellers would have received pursuant to the Change in Control transaction in exchange for the Stock Holdback issuable had this Stock Holdback had vested immediately prior to the Change in Control.

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(iii)       If the provisions of (b) above apply, then this Stock Holdback, the new stock holdback or the New Incentives shall continue to vest in accordance with the provisions of this Schedule A hereof and shall continue in effect for the remainder of the term of this Stock Holdback in accordance with the provisions hereof.

(iv)        For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events after the Closing Date: (i) an acquisition of the Parent by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Parent), or (ii) a sale of all or substantially all of the assets of the Parent (collectively, a “Merger”), so long as in either case the Parent’s stockholders of record immediately prior to such Merger will, immediately after such Merger, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity.

e)	“Restricted Shares”:

The Parent Common Stock issued pursuant to this Agreement will be deemed “restricted shares” as defined in Rule 144(a)(3) of the Securities Act and will be subject to certain resale restrictions, including a six-month holding period, at which time, subject to the lock-up and leak-out provisions, the holders thereof may request the Rule 144 restrictions be removed, and Parent agrees to take such action reasonably requested by the holders thereof to authorize the removal of any restricted legends and/or other restrictions on the Parent Common Stock.

2. Cash Earn-out: Subject to the terms and conditions set forth herein, upon reaching the following defined milestones, Parent shall deliver to Sellers pro rata up to Two Million Five Hundred Thousand ($2,500,000.00), minus satisfaction of any amounts owing from SWS to the Parent resulting from damages required to be indemnified by SWS under Section 6 of this Agreement or for payment of the adjustment set forth in Section 2.2(c) in cash (such remaining cash amount, the “Cash Earn-Out”) in the following manner:

a)	Two Million Five Hundred Thousand Dollars ($2,500,000.00) in cash shall be held back by Parent until SWS reaches Gross Revenues in excess of $[***] post-closing within 18 months of closing, as follows:
i.	If $[***] in Gross Revenues are generated by SWS within 18 months of closing, SWS shall be entitled to 0% of the Cash Earn-out.
ii.	If $[***] in Gross Revenues are generated by SWS within 18 months of closing, SWS shall be entitled to 100% of the Cash Earn-out.
iii.	If the Gross Revenues exceeds $[***] but are less than $[***] within 18 months of closing, then Sellers are entitled to a pro rata share of the Cash Earn-out, calculated as follows:
1.With	the numerator being the lesser of:
1•	$[***], if $[***] in Gross Revenues is achieved within in the 18-month period specified,
2•	Or the actual Gross Revenues achieved less $[***].
2.With	the denominator being $[***].
iv.	By way of example, if SWS achieves $[***] in Gross Revenues over 18 months, the numerator would be $[***] ($[***] - $[***] base) and the denominator would be $[***] ($[***] target - $[***] base). Calculation: $[***] / $[***]= [***].

b)	The Cash Earn-out will be calculated quarterly commencing on March 31, 2021 and any pro-rata amount Cash Earn-out earned will be remitted by Parent to Sellers within 30 days of such date.

c) The provisions related to Acceleration; Change in Control in Section 2 above shall apply to the Cash Earn-Out in the same manner.

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3. Gross Revenue Definition:

For purposes of this Schedule A, “Gross Revenues” means all revenues resulting from the business activities of SWS, and shall include all revenues of any other entity to which SWS transfers any portion of its business, in accordance with GAAP. Prior to the Holdback Milestone Deadline defined below, Parent shall not transfer any of SWS’ revenue streams that exist as of the Closing Date to itself or another subsidiary, unless Sellers are provided direct credit of Gross Revenue for any such transferred revenue streams.

4. Ongoing Employment:

In order to receive the foregoing releases of Stock Holdback Amounts and Cash Earnout amounts, each Seller with more than 5% equity in SWS must be actively employed by Parent or an Affiliate at the time the milestone is reached. If, pursuant to their respective Employment Agreement, any Seller’s employment (for those Sellers with more than 5% equity in SWS) is terminated Without Cause, or if Employee terminates for Good Reason, that Seller shall receive their entire Stock Holdback Amount within 30 days of termination.

5. Holdback Milestone Deadline:

All Holdback Milestones noted herein must be fully completed by 11:59 pm Pacific Standard Time on 548 days from the Effective Date (the “Holdback Milestone Deadline”). Any Stock Holdback Amount or Cash Earn-out remaining from any Holdback Milestones not completed by the Holdback Milestone Deadline shall revert back to Parent.

56

EXHIBIT E

ESTIMATED CLOSING STATEMENT

[attached]

57

EXHIBIT F-1

EMPLOYEE STOCK RETENTION RECIPIENTS AND AMOUNTS

[attached]

58

SCHEDULE B

SWS DISCLOSURE SCHEDULE

[to be attached]

59

SCHEDULE C

PARENT DISCLOSURE SCHEDULE

[attached]

60